EXHIBIT 11.1

BAIRNCO CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED EARNINGS (LOSS) PER SHARE

FOR THE QUARTERS ENDED SEPTEMBER 29, 2001 AND SEPTEMBER 30, 2000

(Unaudited)

	2001	2000
BASIC EARNINGS (LOSS) PER COMMON SHARE:

Net income (loss)	$ (3,311,000)	$ 1,973,000
Average common shares outstanding	7,328,000	7,513,000
Basic Earnings (Loss) per Common Share	$ (0.45)	$ 0.26

DILUTED EARNINGS (LOSS) PER COMMON SHARE:

Net income (loss)	$ (3,311,000)	$ 1,973,000
Average common shares outstanding	7,328,000	7,513,000
Common shares issuable in respect to options issued to employees with a dilutive effect	--	125,000
Total diluted common shares outstanding	7,328,000	7,638,000
Diluted Earnings (Loss) per Common Share	$ (0.45)	$ 0.26

EXHIBIT 11.2

BAIRNCO CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED EARNINGS (LOSS) PER SHARE

FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2001 AND SEPTEMBER 30, 2000

(Unaudited)

	2001	2000
BASIC EARNINGS (LOSS) PER COMMON SHARE:

Net income (loss)	$ (1,271,000)	$ 7,003,000
Average common shares outstanding	7,318,000	7,626,000
Basic Earnings (Loss) per Common Share	$ (0.17)	$ 0.92

DILUTED EARNINGS (LOSS) PER COMMON SHARE:

Net income (loss)	$ (1,271,000)	$ 7,003,000
Average common shares outstanding	7,318,000	7,626,000
Common shares issuable in respect to options issued to employees with a dilutive effect	--	111,000
Total diluted common shares outstanding	7,318,000	7,737,000
Diluted Earnings (Loss) per Common Share	$ (0.17)	$ 0.91